EXHIBIT 23.1


The Board of Directors
Sound Advice, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 of Sound Advice, Inc. of our report dated April 22, 1998, relating to the consolidated balance sheets of Sound Advice, Inc. and subsidiary (the "Company") as of January 31, 1998 and June 30, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the seven-month period ended January 31, 1998 and for each of the years in the three-year period ended June 30, 1997, and related schedule, which report appears in the January 31, 1998 transition report on Form 10-K of Sound Advice, Inc. and subsidiary.


/s/ KPMG PEAT MARWICK LLP
-----------------------------
KPMG PEAT MARWICK LLP


Fort Lauderdale, Florida
April 30, 1998